UNITED STATES  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 31, 2014

Date of Report (Date of earliest event reported)

BORNEO RESOURCE INVESTMENTS LTD.
(Exact name of small business issuer as specified in its charter)

Nevada	000-54707	20-3724019
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19125 North Creek Parkway, Suite 120

Bothell, Washington 98011-8000

 (Address of principal executive offices) (Zip code)

(425) 329-2622

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Borneo Resource Investments Ltd. (the “Company”) appointed Marco Hon Wai Ku, age [41], as the Company’s new Chief Financial Officer is responsible for the corporate finance function of our Company and oversees matters relating to accounting, financial administration and the compliance and reporting obligations of our Company. Mr. Ku was Chief Financial Officer of China Marine Food Group Limited from July 2007 to October 2013.  Mr. Ku obtained a bachelor’s degree in Finance from the Hong Kong University of Science and Technology in 1996, and is currently a Fellow Member of the Hong Kong Institute of Certified Public Accountants.

Mr. Ku will replace R. Scott Chaykin who will continue in a short-term transition role before joining a private company in Washington as its Chief Financial Officer.

In connection with his appointment, the Company and Mr. Ku entered into a consulting agreement that provides for a base salary of $5,000 per month for the first three months of this contract. The Company will increase this fee to $10,000 per month thereafter.  The term of the agreement shall begin on October 31, 2014 and continue until December 31, 2015 (the "Term").  Upon the expiration of the Term, if the agreement is not terminated, the agreement shall be automatically renewed for consecutive one quarter periods unless either party provides a written notice of non-renewal for any reason at least thirty days prior to the end of the Term or any additional one quarter renewal period.

The foregoing description of the consulting agreement is a summary and is qualified in its entirety by the full text of the consulting agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference into this Item 5.02.

Item 9.01. Exhibits and Financial Statements.

(a) Exhibits.

Exhibits	Description

10.1	Consulting Agreement dated October 31, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORNEO RESOURCE INVESTMENTS LTD.

Date: November 6, 2014	By:	/s/ Nils A. Ollquist
	Name:	Nils A. Ollquist
	Title:	Chief Executive Officer